NATIONAL R.V. HOLDINGS, INC.

September 29, 2006

Dear Business Partners:

Rumors continue to circulate in this small industry of ours and include the following: that we are no longer paying our suppliers, that we can no longer produce, and/or that we are on the verge of going out of business. Although it has been our policy not to respond to rumors and speculation, we believe that it is in the best interests of our business partners, customers, suppliers, employees and shareholders to respond to these.

I emphatically deny all of these and encourage you to ignore them. They are false and are being propagated by those who have been losing market share to our strong-performing products and would therefore like very much for us to go away and by a former director in his resignation letter.

We have pulled a handful of production days out of both our Country Coach and National RV operations in order to more closely align our build rates to current demand and avoid overbuilding. It seems this very common and recurring practice throughout our industry has fed concerns that our suppliers have shut us down or that we have run out of capital. Neither is true. In fact, we have increased market share in the Class A market throughout the year. Both divisions are in full operation and you are welcome to visit any time.

Our past losses combined with the more recent fiberglass issue at National RV have put a strain on our cash flows; however we are working through this. We were able to obtain a temporary increase in our working capital line of credit, and are working on raising more permanent capital. Several options of both debt and equity capital are available to us and are currently being evaluated. We hope to make a decision and close on one of these in the near future.

We have also been open regarding the challenges of being a public company of our size and that we are exploring a wide range of strategic alternatives. We are well immersed in this process and hope to have sufficiently vetted all options and reached some decision on this front prior to year-end.

I wish to express my sincerest appreciation to our many business partners who continue to show support in so many ways. Our products continue to perform well in the marketplace and will for many years to come. Thank you for your role in that.


/s/ Brad Albrechtsen
Chief Executive Officer